Exhibit 10.88
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

STIPULATION AND LICENSE AGREEMENT

THIS STIPULATION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of February 5, 2015 (the “Effective Date”) by and between, on the one hand, Sucampo AG and Sucampo Pharmaceuticals, Inc. (collectively, “Sucampo”) and R-Tech Ueno, Ltd. (“RTU”), and on the other hand, Par Pharmaceutical, Inc. (“Par”).  Each of Sucampo, RTU, and Par is a “Party” and, together, are the “Parties” with respect to the following:

WHEREAS, the United States Patent & Trademark Office has lawfully granted the Sucampo Patents (as defined below) providing for the exclusive right to exclude others from making, using, offering for sale, or selling any of the inventions described in the Sucampo Patents;

WHEREAS, RTU is the owner of the right, title and interest to the Sucampo Patents;

WHEREAS, Sucampo is the exclusive licensee of the Sucampo Patents;

WHEREAS, RTU has manufactured and Sucampo has marketed Rescula® brand (unoprostone isopropyl) ophthalmic solution/drops for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension (the “Rescula® Product”) approved under New Drug Application No. 21-214 (the “Rescula® NDA”);

WHEREAS, Par has submitted an Abbreviated New Drug Application No. 206893 (as amended or supplemented, the “Par ANDA”), including a certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (a “Paragraph IV Certification”) asserting, alternatively, the invalidity, unenforceability, and/or non-infringement of U.S. Patent No. 6,458,836 (“the ’836 patent”) and U.S. Patent No. 6,770,675 (“the ’675 patent”) (collectively, “the Sucampo Patents”), to the United States Food and Drug Administration (the “FDA”) to obtain approval to market Par’s ANDA Product (defined below);

WHEREAS, on December 19, 2014, Par sent a Notice Letter to Sucampo, informing Sucampo of the filing of Par’s ANDA, accompanied by a Paragraph IV Certification directed to the ’836 patent and the ’675 patent;

WHEREAS, the current expiration dates for the Sucampo Patents which are the subject of this Agreement are:

•	U.S. Patent No. 6,458,836 currently expires on July 9, 2021;

•	U.S. Patent No. 6,770,675 currently expires on November 24, 2018;

WHEREAS, in connection with the Notice Letter, Sucampo is entitled to initiate an Action (the “Lawsuit”);

WHEREAS, Rescula® NDA generated total net sales of less than $1 million in the 2014 calendar year; manufacturing of the Rescula® Product has already ended; and Sucampo’s current inventory expires March 31, 2015;

WHEREAS, as a result of the weak and decreasing sales of the Rescula® Product, Sucampo’s expected litigation costs would very likely exceed its sales, and the avoidance of litigation will enable Sucampo to focus its finite resources on more productive, procompetitive activities;

WHEREAS, Sucampo and RTU agrees herein to permanently resolve the issues of liability by granting to Par a license to the Sucampo Patents;

WHEREAS, the Parties agree their purpose and intent in entering this Stipulation and License Agreement is to enable a procompetitive resolution and license;

WHEREAS, without any admission of fault by any Party and prior to the commencement of any legal action in connection with Par’s ANDA, the Notice Letter or Par’s ANDA Product, Sucampo, RTU, and Par desire to resolve, without litigating or defending the Lawsuit, any and all outstanding issues between them on a worldwide basis relating to Par’s importation, exportation, manufacture, use, distribution, offer for sale and sale of Par’s ANDA Product, on the terms set forth below; and

WHEREAS, this Stipulation and License Agreement reflects the entirety of the parties’ agreement with respect to the Rescula® Product and PAR’s ANDA, and is independent of any other agreement or understanding between the parties.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and undertakings set forth in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, on behalf of themselves, and their respective officers, directors, agents, employees, representatives, heirs, assigns, predecessors and successors (“Related Parties”), agree as follows:

1.  DEFINITIONS AND RULES OF CONSTRUCTION

(a) Definitions.

(i)  “Action” means any legal action or proceeding that may be brought or instituted by either Sucampo or Par in connection with Par’s ANDA (including the filing thereof with the FDA), any Paragraph IV Certification included therewith, any Notice Letter sent by Par to Sucampo in connection therewith or any of Par’s ANDA Product.

(ii) “Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party.  For purposes of the foregoing definition only, the term “control” (including, with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of interests representing equity securities, or partnership interests or by contract, or otherwise.

 Ownership of more than fifty percent (50%) of such equity securities or partnership interests in a Person shall, without limitation, be deemed to be control for purposes of this definition.  Any venture capital fund or private equity fund, or any Person that directly or indirectly is controlled thereby, that otherwise would be considered an “Affiliate” shall not, for purposes of this Agreement, be considered an Affiliate, except that in the case of Par, Sky Growth Holdings Corporation and its direct and indirect subsidiaries as well as any successor entity to Sky Growth Holdings Corporation and the successor entity’s direct and indirect subsidiaries, shall be considered an Affiliate of Par.  For the avoidance of doubt Sucampo and RTU are not Affiliates of each other.

(iii) “Authorized Generic” means unoprostone isopropyl ophthalmic solution/drops product sold in the Territory pursuant to the Rescula® NDA but not under the Rescula® trademark.

(iv) “Commercial[ly] Market[ing]” is defined consistent with 21 C.F.R. 314.107(c)(4) and means the first date of introduction or delivery for introduction into interstate commerce outside the control of the manufacturer of a drug product, but does not include transfer of the drug product for reasons other than a sale within the control of the manufacturer or application holder.

(v) “Final Court Decision” means a decision of a United States Court, including any settlement order, consent decree, consent judgment, or similar form of judgment entered by such court, from which no appeal has been or can be taken, other than a petition to the Supreme Court for a review of certiorari.

(vi) “Fully Loaded Manufacturing Cost” means the Party’s direct out-of-pocket costs actually incurred for the manufacturing, labeling, and packaging of a Rescula® Product, including API, excipients, packaging components, labeling components, internal direct labor, and quality control and assurance testing that are a necessary part of manufacturing.

(vii) “Generic Equivalent” means any pharmaceutical product that has received FDA approval for marketing in the Territory as an AB-rated generic version of Rescula® Product, whether pursuant to an ANDA, a 505(b)(2) application, or the Rescula® NDA.

(viii) “Gross Profits” means […***…].

(ix) “License Launch Date” means the earliest to occur of the following dates:

A.
provided that Par has not forfeited its 180-day exclusivity pursuant to 21 U.S.C. § 355(J)(5)(D), the date of a Final Court Decision in an action brought against or by a Third Party that causes the 75-day period of 21 U.S.C. § 355(J)(5)(D)(i)(I)(bb)(AA) to begin; in the event of such forfeiture, the date following the entry of such Final Court Decision on which such Third Party begins to Commercially Market a Generic Equivalent; or

B.	the date of a Final Court Decision holding all claims of the ’836 and ‘675 patents asserted against a third party to be invalid or unenforceable; or

C.
the date on which (x) Sucampo, RTU or any of their respective Affiliates or (y) a third party, pursuant to a license or authorization, directly or indirectly, by Sucampo or RTU (or any of their respective Affiliates), launches or sells a Generic Equivalent, provided that Par has secured final approval of Par’s ANDA from the FDA; or

D.
the date on which a third party, without license or authorization from Sucampo, RTU, or its Affiliates, directly or indirectly, launches or sells a Generic Equivalent, provided that Par has secured final approval of Par’s ANDA from the FDA.

(x) “Net Sales” means the gross sales of Par’s ANDA Product by Par or its Affiliate in arm’s-length transactions with third parties in the Territory, less all applicable deductions, to the extent accrued, paid or allowed are in accordance with GAAP and in the ordinary course of business with respect to the sale of Par’s ANDA Product, including:

A.	cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances;

B.
sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale);

C.	returns, recalls and returned goods allowances;

D.	retroactive corrections, including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors;

E.
chargebacks, rebates, administrative fees, any other allowances actually granted or allowed to any person or entity, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of Par, and that are directly attributable to the sale of Par’s ANDA Product;

F.
redistribution center (RDC) fees, information service agreement (ISA) fees, and like fees that are customary in the industry that are passed from wholesalers, retailers, distributors, and other customers back to Par; and

G.	any failure-to-supply penalties that Par may incur from any third party customer purchasing Par ANDA Product pursuant to a written agreement between Par and such third party.

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).  Sales of any of Par’s ANDA Product between Par and its Affiliates or sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of Par’s ANDA Product to a Third Party shall be included within the computation of Net Sales.  If any of Par’s ANDA Product is sold or transferred for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the then fair market value of such Par’s ANDA Product.

For purposes of determining Net Sales with respect to a unit of product that is sold in a Bundled Sale (as defined below), the gross sales deemed to have been invoiced shall be the average gross sales invoiced for a unit of Par’s ANDA Product during the immediately preceding thirty (30)-day period, and the total amount of any deductions made from such gross amount with respect to each such unit pursuant to this definition shall be no greater than the average total amount deducted for a unit of Par’s ANDA Product during the immediately preceding thirty (30)-day period.  For purposes of this definition of Net Sales, the term “Bundled Sale” shall mean the sale of any other product with Par’s ANDA Product, where discounts, credits, allowances, charge backs, rebates, and other deductions are granted wholly or partially by Par in consideration of a Third Party’s agreement to purchase such other product (other than “across the board” discounts, credits, allowances, chargebacks, rebates, and other deductions that would otherwise be applied independently to the sale of Par’s ANDA Product and such other product).

(xi) “Par’s ANDA Product” means any existing formulation of a product that is the subject of Par’s ANDA whose ability to be marketed in the United States is contingent upon the FDA approving Par’s ANDA.  Par’s ANDA Product does not mean or include any product that is not the subject of Par’s ANDA and does not include any products for any indication other than the currently-approved indications for the Rescula® Product.

(xii) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or organization.

(xiii)  “Sucampo IP Rights” means the ’836 Patent and the ’675 Patent, and (A) any patents (issued or that may issue in the future) owned by or licensed to Sucampo, RTU, and/or any of their Affiliates purporting to cover the Rescula® Product, including, but not limited to, any continuations, continuations-in-part, divisionals, reissues or reexaminations of the ’836 Patent or ’675 Patent.

(xiv) “Term” means the period commencing on the Effective Date and expiring on the date of expiration of the last-to-expire of the Sucampo IP Rights.

(xv)  “Territory” means the United States of America, and its commonwealths, territories, districts and possessions, including the District of Columbia, Commonwealth of Puerto Rico; any installation, territory, location or jurisdiction under the purview of the FDA or control of the United States government; and any United States military bases and installations worldwide.

(xvi) “Third Party” means any Person other than Sucampo, RTU, Par, their Affiliates, and their subsidiaries.

(xvii) “Valid Claim” means a claim of an issued patent or pending patent application that has not (A) lapsed or become permanently abandoned, (B) been held permanently revoked, unenforceable, invalid, or unpatentable (as the case may be) by a final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or not appealed within the time allowed for appeal, and (C) been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

(b) Rules of Construction.

(i) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” shall mean “any and all” unless otherwise clearly indicated by context.  Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.  Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

(ii) Unless the context requires otherwise: (1) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (2) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (3) any reference herein to any person or entity shall be construed to include such person’s or entity’s successors and permitted assigns, and (4) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

2.  STIPULATION AND LICENSE

(a) Par, on behalf of itself, its Affiliates, and Related Parties, stipulate that they shall not make, have made, import into, distribute, offer to sell or sell in the Territory Par’s ANDA Product prior to the expiration date of the ’836 patent, including any patent term adjustment or patent term extension, except as provided by Section 2(b).  Par agrees that any breach by it, or its Affiliates and/or Related Parties, of this Section 2 shall cause irreparable harm to Sucampo and RTU, and Par, its Affiliates and its Related Parties consent irrevocably and unconditionally to specific performance, or immediate entry of a temporary restraining order, preliminary injunction, and permanent injunction, to enforce this Section 2(a).  Notwithstanding anything to the contrary, Par, its Affiliates and its Related Parties consent irrevocably and unconditionally to personal jurisdiction and venue in the United States District Court for the District of Delaware for the purpose of enforcing this provision.  Notwithstanding the foregoing, Par and its Affiliates and Related Parties shall have the right to engage in certain pre-marketing activities, as set forth in Section 2(d), prior to the License Launch Date.

(b) Notwithstanding Section 2(a), if a License Launch Date occurs, Sucampo and RTU hereby grant to Par a non-exclusive license with respect to the Sucampo Patents with the right to grant sublicenses to Affiliates, (i) to make, have made, use, promote, offer to sell, sell, import, or otherwise dispose of Par’s ANDA Product in the Territory, and (ii) to make and have made Par’s ANDA Product outside the Territory only for use, sale and importation in the Territory.

(c) With respect only to Par’s ANDA Product, each of Sucampo and RTU (and their respective Affiliates) covenants not to sue Par or any of Par’s Affiliates, Related Parties, or any of their importers, suppliers, distributors, or customers, or support or encourage any Third Party to sue, for infringement of any Sucampo IP Rights based on the making, using, selling, or offering for sale in the Territory, or making or having made only for importation, use, sale or offering for sale into or for the Territory, Par’s ANDA Product.  Sucampo and RTU, on behalf of themselves and their Affiliates, will impose the license grants, covenants, waivers and other obligations contained in this Article 2 and elsewhere in this Agreement on any Person to whom Sucampo and RTU or their Affiliates may assign or otherwise transfer title or interest in or to the Rescula® NDA and/or the Sucampo Patents.

(d) Commencing […***…] ([…***…]) days prior to the License Launch Date or the ‘836 patent expiry, whichever is earlier, Par and its Affiliates may […***…] but solely for the purpose of preparing for the commercial launch thereof on the License Launch Date; provided, however, that neither Par nor any of its Affiliates shall be allowed to engage in taking orders before the License Launch Date; and providedfurther, however, that other reasonably associated pre-marketing activities, including but not limited to offers to the trade that communicate information regarding the products offered for sale, may be conducted within […***…] ([…***…]) days prior to the License Launch Date. For the avoidance of any doubt, and notwithstanding anything to the contrary herein, the option to Commercially Market an Authorized Generic is not exclusive to Par, and Sucampo reserves all rights to market and sell an Authorized Generic and to license to third parties the right to market and sell an Authorized Generic.

(e)           Par shall have the option to Commercially Market an Authorized Generic if a License Launch Date occurs.  In the event that Par or its Affiliates wishes to Commercially Market an Authorized Generic, Par shall first notify Sucampo of its desire to purchase an Authorized Generic product to resell, which Authorized Generic product shall be supplied to Par at Sucampo’s and/or RTU’s […***…] (the “Authorized Generic Supply Cost”) and pursuant to such other terms and provisions as set forth  in the Manufacturing and Supply Agreement set forth on Exhibit A hereto. Except as stated above in this Section 2(e), all terms in this Agreement that apply to Par’s ANDA Product shall apply equally to the Authorized Generic product manufactured for, and supplied to Par, including the payment of royalties pursuant to Section 5, as though Par were Commercially Marketing its ANDA Product.

3.  MUTUAL RELEASE AND OBLIGATIONS

(a) Upon execution of this Agreement by each of the Parties, and subject to the terms of this Agreement, each of Sucampo and RTU, for themselves and on behalf of their Related Parties and all persons and entities claiming by, through and under them, does hereby fully, finally release and forever discharge, relinquish and acquit, Par, and its shareholders, employees, agents, officers, directors, successors, assigns, representatives, customers, suppliers, manufacturers, partners and distributors, from any and all claims, rights, causes of action, counterclaims, defenses and liabilities whatsoever that in each case accrued prior to the Effective Date, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, that relate to (i) Par’s ANDA Product and could have been asserted in an Action now or upon the approval of Par’s ANDA Product or (ii) any activities in respect of Par’s ANDA Product that were engaged in by Par or its Affiliates prior to the Effective Date and that would have given rise to a claim of infringement of any of the Sucampo IP Rights.  Nothing in this release shall preclude Par or any of its Affiliates from asserting the invalidity, unenforceability or non-infringement of the Sucampo IP Rights in any future litigation concerning any product that is not Par’s ANDA Product.

(b) Upon execution of this Agreement by each of the Parties, and subject to the terms of this Agreement, Par for itself and on behalf of its shareholders, officers, directors, agents, representatives and all persons and entities claiming by, through and under them, does hereby fully, finally release and forever discharge, relinquish and acquit, Sucampo and RTU, and their respective shareholders, employees, agents, officers, directors, successors, assigns, representatives, customers, suppliers, manufacturers, partners and distributors, from any and all claims, rights, causes of action, counterclaims, defenses and liabilities whatsoever that in each case accrued prior to the Effective Date, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, that relate to Par’s ANDA Product and could have been asserted in an Action now or upon the approval of Par’s ANDA Product.  Nothing in this release shall preclude Sucampo or RTU, or any of their respective Affiliates, from asserting the Sucampo IP Rights in any future litigation concerning any product that is not Par’s ANDA Product.  Nothing in this release shall preclude Sucampo, RTU, or any of their respective Affiliates from asserting the Sucampo IP Rights in any future litigation concerning any product that is not Par’s ANDA Product.

(c)           Each party shall be solely responsible for its own attorney’s fees and costs.  No payment shall be made by Sucampo or RTU to Par as consideration for this Stipulation and License Agreement.

4.  PAR’S OBLIGATIONS TO SUCAMPO

(a) Except to the extent required by law or order of a court or administrative agency of competent jurisdiction, Par, its Affiliates, and its Related Parties stipulate not to (1) challenge the validity or enforceability of, or assert the noninfringement of, any of the Sucampo IP Rights; and/or (2) cause its Affiliates, Related Parties, subsidiaries and their respective counsel (specifically including but not limited to the counsel who have advised or represented Par in connection with the Action or this Agreement), to assist, encourage, finance, or otherwise provide any information to any Third Party attacking or who may attack, the validity or enforceability of, or assert the noninfringement of, any of the Sucampo IP Rights; provided, however, that the foregoing shall not prevent or otherwise prohibit Par, its Affiliates, or its Related Parties from such challenge or assertion solely to the extent that such challenge or assertion involves any subsequent submission by Par of an ANDA or 505(b)(2) application that does not reference NDA No. 21-214.  Furthermore, any additional certification or statement required by FDA of Par with respect to the Par ANDA in light of any future patent information submission or Orange Book listing by Sucampo or RTU for NDA No. 21-214 shall not be deemed a violation of this section.

(b) Solely for the purposes of the enforcement of this Agreement, and only to the extent that it pertains to the Rescula® Product approved under the Rescula® NDA (and for no other purpose or product), Par acknowledges that the Sucampo IP Rights are valid and enforceable and that Par’s ANDA Product would infringe one or more Valid Claims of the Sucampo IP Rights, with such acknowledgement having no estoppel or other preclusive effect on future litigation should this Agreement be breached by either Party.

(c) If Par acquires the right, title, or interest to another ANDA for unoprostone isopropyl 0.15% ophthalmic solution products that references the Rescula® NDA and that ANDA contains a Paragraph IV certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) regarding the ’836 patent and/or the ’675 patent and seeks approval to market generic versions of unoprostone isopropyl 0.15% ophthalmic solution products before the expiration of the ’836 patent and/or the ’675 patent, the terms of this Agreement shall apply equally to that ANDA and its products as they do to Par’s ANDA and its products.

5.  ROYALTY PAYMENTS AND REPORTING

(a) Beginning on any License Launch Date that is prior to the date specified in Section 2(a), Par shall pay Sucampo […***…] of Par’s ANDA Product sold during the term of this Agreement for all such Gross Profits […***…], which term continues until each of the Sucampo Patents has expired, or each has been dedicated to the public or disclaimed pursuant to 35 USC § 253, or every claim that was asserted against Par in the Patent Litigation has been held invalid or unenforceable in a Final Court Decision, unless otherwise provided by this Section 5.

(b) During any period after a License Launch Date occurs where, in addition to Par Commercially Marketing a Generic Equivalent, one Third Party is Commercially Marketing a Generic Equivalent or Authorized Generic in the Territory (or Sucampo, RTU, and/or an Affiliate is Commercially Marketing an Authorized Generic in the Territory) the royalty rate provided for in Section 5(a) shall be […***…] of Gross Profits […***…].

(c) During any period after a License Launch Date occurs where, in addition to Par Commercially Marketing a Generic Equivalent, two or more Third Parties are Commercially Marketing a Generic Equivalent or Authorized Generic in the Territory (or one or more Third Parties is Commercially Marketing a Generic Equivalent and Sucampo, RTU, and/or an Affiliate is Commercially Marketing Authorized Generics in the Territory), the royalty rate provided for in Section 5(a) shall be […***…].

(d) Within thirty (30) calendar days after the close of each calendar quarter for which royalties are due hereunder, Par shall deliver to Sucampo a report of the amount of Gross Profits and Net Sales of Par’s ANDA Product sold by Par or its Affiliates in the quarter listing the amount of royalties due for the quarter and the details of the calculation performed by Par to arrive at the amount of royalties due, and shall remit to Sucampo payment of said royalties in United States Dollars by wire transfer to such bank account as Sucampo may from time to time designate in writing.

(e) Par shall maintain accurate books and records in sufficient detail to enable the payments due hereunder to be determined.  Such records shall be available on request by Sucampo for inspection, during normal business hours, by Sucampo’s independent certified public accountant for up to three (3) years after the calendar year to which they pertain, for purposes of verifying the accuracy of the reports and payments made by Par.  If the audit reveals a deficiency in the calculation of payments resulting from any underpayment to Sucampo, Par shall promptly pay (but in all cases within thirty (30) days of such determination) Sucampo the amount remaining to be paid and, if such underpayment is five percent (5%) or more, Par shall also pay Sucampo the reasonable out-of-pocket expenses paid to a Third Party for such audit.  If the accountant determines that Par has overpaid Sucampo, Sucampo shall pay such amounts to Par within thirty (30) calendar days of the result of the audit.

(f) Any amount due hereunder from a Party and not paid timely under the terms of this Agreement shall bear interest from the date due at the then-prevailing prime rate.

(g) Sucampo, RTU, and Par acknowledge that any expenses or costs deducted from Net Sales under this Agreement may be based upon accruals or estimates, which accruals or estimates will be compliant with Par’s standard practices consistently applied; provided that such accruals or estimates shall be reconciled to actual amounts at least quarterly and when known relative to any accrued or estimated amount, and any difference between the actual results and the accrual or estimate shall be reported and accounted for.  To the extent that the difference between such accruals or estimates and the actual results has led to an underpayment, the amount of such underpayment shall be paid on the next date payment is due hereunder.  To the extent that the difference between such accruals or estimates and the actual results has led to an overpayment to Sucampo, that amount may set-off such overpayments against subsequent payments.  Within one (1) year of the termination or expiration of this Agreement, a “contract-end” reconciliation shall be performed (and a written report of such reconciliation shall be provided) of the deductions made, pursuant to the definition of Net Sales, and of the amounts payable.  The reconciliation shall be based on all actual amounts known through the date that is ten (10) months following the applicable termination or expiration date versus prior accruals or estimates.  No further reconciliations shall be made.  If any reconciliation under this Section 5(g) following the termination or expiration of this Agreement shows either an underpayment or an overpayment, the respective party shall pay the amount of the difference to the other within thirty (30) days of the date of delivery of the report of such reconciliation.

6.  REPRESENTATIONS AND WARRANTIES

(a) Each Party hereby warrants and represents to the other Party that (i) it has the right to enter into this Agreement and perform its obligations and duties under this Agreement, (ii) all factual statements made herein are true, (iii) the undersigned representative is duly authorized to execute and deliver this Agreement on behalf of such Party, and (iv) such Party has provided its undersigned representative with the full and necessary authority to bind it with respect to the subject matter herein.

(b) Sucampo and RTU hereby represent and warrant that they have all rights, title and authority necessary to grant to Par the release and covenants not to sue granted hereunder.

(c) Each Party hereby represents and warrants that neither this Agreement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by either Party of any liability, fault, or wrongdoing of any kind.

7.  CONFIDENTIALITY

(a) The terms of this Agreement are confidential, and shall not be disclosed to any third party without the prior written consent of all Parties.  Any press release regarding this Agreement must be approved by all Parties.

(b) Notwithstanding the foregoing, the Parties may disclose the terms of this Agreement if the disclosure is:

(i) of matters contained in the public record,

(ii) as required by any court or other governmental body,

(iii) to any regulatory agency, including disclosure required by securities laws or regulations,

(iv) in confidence to the Parties’ attorneys, insurers, accountants, or financial advisors,

(v) as required to assert the Parties’ rights hereunder, and

(vi) as otherwise agreed to in writing by the Parties, or required by law.

8.  GOVERNMENT NOTIFICATIONS AND GOVERNMENT PROCEEDINGS

(a) Within ten (10) business days following the Effective Date, and pursuant to current statutory law, the Parties shall file or cause to be filed this Agreement with the U.S. Federal Trade Commission Bureau of Competition (“FTC”), the Assistant Attorney General for the Antitrust Division of the U.S. Department of Justice (“DOJ”), and any other applicable state or federal governmental agency, and, in each case, shall request that this Agreement be treated as confidential to the fullest extent permitted under the law.

(b) If, within thirty (30) days of receipt of this Agreement by the FTC and DOJ, the FTC and/or DOJ object to, respond to, or otherwise comment on such submission, the Parties shall use best efforts to resolve such objection, response or comment, without making any material change to the rights and obligations of the Parties under this Agreement, except as the Parties may mutually agree.

9.  MISCELLANEOUS PROVISIONS

(a) Interpretation.  The Parties are equally responsible for the negotiation and preparation of this Agreement, and in any judicial proceeding the terms hereof shall not be more strictly construed against one Party than the other Party.

(b) Notice.

(i) Any notice or other communication to be given under this Agreement by any Party to the other Party shall be in writing and shall be either (A) personally delivered, (B) mailed by registered or certified mail, postage prepaid with return receipt requested, (C) delivered by overnight express delivery service or same-day local courier service, or (D) delivered by facsimile transmission (followed by a copy by the preceding methods in clause (A), (B) or (C)), to the address of the applicable Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this Section 8(b).

(ii) Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt.  Mailed notices shall be deemed given five (5) business days after mailing.  Notices delivered by facsimile transmission shall be deemed given upon receipt by the sender of the transmission confirmation (in the case of a facsimile transmission) if transmitted before 5:00 p.m. (recipient’s local time) on a business day, and otherwise on the following business day.

If to Par:	Par Pharmaceutical, Inc.
One Ram Ridge Road
Chestnut Ridge, NY  10977
Attention:  General Counsel
Facsimile Number: (201) 802-4600

If to Sucampo:	Sucampo Pharmaceuticals, Inc.
4520 East West Highway, 3rd Flr.
Bethesda, MD 20814
Attention: Chief Legal Officer
Facsimile Number: (301) 961-3440

If to RTU:	R-Tech Ueno, Ltd.
NBF Hibiya Bldg. 10F, 1-1-7, Uchisaiwai-cho,
Chiyoda-ku, Tokyo, 100-0011, Japan,
Attention: Director, Office of the President
Fax No. +81-3-3596-8023

(c) Governing Law.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Delaware, without regard to its choice of law rules.

(d) Dispute Resolution.  In the event of any dispute, controversy or claim arising from, out of, or in connection with or relating to this Agreement or any breach or alleged breach of this Agreement (each, a “Dispute”), a Party shall notify the other Party of such Dispute in writing and the Parties shall meet to discuss and attempt to resolve in good faith such Dispute.  If such Dispute is not resolved by the Parties within thirty (30) days of such notice, either Party may commence action in a court of competent jurisdiction.

(e) Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified, amended, or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto. This agreement is not contingent upon or related to any agreement, promise, or understanding except as expressly set forth herein.

(f) Severability.  If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable.  The parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that best achieves the intent of such provision.

(g) Headings.  The headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed in duplicate originals by these duly authorized representatives.

SUCAMPO AG

Name
Title

SUCAMPO PHARMACEUTICALS, INC.

By
Name
Title

R-Tech Ueno, Ltd.

By
Name
Title

PAR PHARMACEUTICAL, INC.

By
Name
Title

________________________________
By
Name
Title

R-Tech Ueno, Ltd.
By
Name
Title

PAR PHARMACEUTICAL, INC.
By
Name
Title